Exhibit 99.1
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-looking Statements
The statements in this Form 10-K and in reports subsequently filed by Rohm and Haas Company with the Securities and Exchange Commission on Forms 10-Q and 8-K, and related comments by management which are not historical facts or information and contain words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” and similar expressions are forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause the actual outcome to be materially different. Such risks and uncertainties include, but are not limited to:
➢	Global Economic and Political Climate:
•	Changes in foreign currency rates

•	Changes in worldwide economic conditions

•	Changes in trade policies or tariffs

•	Changes in interest rates

•	Changes in stock prices

•	Changes in discount rates affecting the measurement of our pension and retiree medical liabilities

•	Political unrest

•	Possible disruption in commercial activities due to terrorist activity or armed conflict
➢	Competition and Demand:
•	Introduction of new products/technologies by competitors

•	Changes in the pricing policies of our competitors

•	Fluctuations in demand

•	Ability to maintain sales volume in the event of increased selling prices

•	Seasonal activity of certain of our businesses and weather conditions, particularly for the Salt segment
➢	Raw Material Supplies and Energy:
•	Limited resources for raw materials, potential for shortage

•	Volatility in raw material and energy prices

•	Ability to obtain increases in selling prices to offset increases in raw material and energy costs
➢	Capacity Limitations:
•	Capacity limitations in our manufacturing operations

•	Inefficiencies in the running of our manufacturing facilities

•	An incident affecting the Houston ship channel area, as it could significantly affect both our operations and our sources of supply

•	Disruptions in supply and capacity constraints

➢	Intellectual Property and Other Technology Issues:
•	Ability to protect such intellectual properties such as patents, trademarks, copyrights and trade secrets, especially in regions where intellectual property rights are not as strong as in the U.S.

•	Changes in customer requirements

•	Ability to develop new technology

•	Acceptance of new products/technologies in the marketplace
➢	Joint Ventures, Acquisitions, and other Alliances:
•	Ability to realize expected benefits from joint ventures, acquisitions or alliances
➢	Environmental Costs and Litigation Results:
•	Future developments and new environmental regulations

•	Litigation outcomes
➢	Talent:
•	Ability to attract, develop or retain quality employees
➢	Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the SEC
The following commentary should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements for the years ended December 31, 2007, 2006 and 2005.
We are a global specialty materials company that brings technology and innovation to the market to enhance the performance of end-use consumer products made by our customers. Our products are sold primarily for use in the building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food markets. Our Salt business has one of the most recognizable brand names in the world. We operate seven reportable segments: Electronic Materials Group (Electronic Technologies and Display Technologies), Specialty Materials Group (Paint and Coatings Materials, Packaging and Building Materials and Primary Materials), Performance Materials Group, and Salt.
2007 — A Year in Review
2007 represents another excellent year of performance for the company, resulting in record sales. The results reflect the company’s ability to operate in a dynamic world through superior execution of its business strategies. Significant items affecting the results of 2007 operations include:
•	The continued growth in our core businesses of the Electronic Materials Group and Paint and Coatings Materials;

•	The overall acceleration of growth in the Rapidly Developing Economies;

•	The investment in new facilities to expand our global research, technical service and manufacturing footprint; and,

•	The balanced deployment of cash for investment in growth initiatives, double-digit dividend increase, and stock repurchases.
In 2007, we reported sales of $8,897 million, an 8% increase over 2006, with reported earnings from continuing operations in 2007 of $660 million, or $3.12 per share, as compared to 2006 earnings from continuing operations of $755 million or $3.41 per share. The increase in sales was due to the favorable performance of Salt, robust demand in Electronic Materials and strong chemicals growth in Rapidly Developing Economies. The increase in sales was more than offset by deterioration in the U.S. building and construction markets; significantly higher than anticipated raw materials, energy and freight costs, and the disappointing operating performance of our Houston monomers plant, resulting in lower earnings per share.

Critical Accounting Estimates
Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of revenues and expenses, assets, liabilities and equity and the disclosure of contingent assets and liabilities. Management considers an accounting estimate to be critical to the preparation of our financial statements when:
•	the estimate is complex in nature or requires a high degree of judgment, and

•	the use of different estimates and assumptions could have a material impact on the Consolidated Financial Statements.
Management has discussed the development and selection of our critical accounting estimates and related disclosures with the Audit Committee of our Board of Directors. Those estimates critical to the preparation of our Consolidated Financial Statements are listed below.
➢	Litigation and Environmental Reserves
We are involved in litigation in the ordinary course of business involving employee, personal injury, property damage and environmental matters. Additionally, we are involved in environmental remediation and spend significant amounts for both company-owned and third-party locations. In accordance with GAAP, we are required to assess these matters to: 1) determine if a liability is probable; and 2) record such a liability when the financial exposure can be reasonably estimated. The determination and estimation of these liabilities are critical to the preparation of our financial statements. Accruals for estimated losses from environmental remediation obligations generally are recognized at the point during the remedial feasibility study when costs become probable and estimable. We do not accrue for legal costs expected to be incurred with a loss contingency.
In reviewing such matters, we consider a broad range of information, including the claims, demands, settlement offers received from governmental authorities or private parties, estimates performed by independent third parties, identification of other responsible parties and an assessment of their ability to contribute as well as our prior experience, to determine if a liability is probable and if the value is estimable. If both of these conditions are met, we record a reserve. These reserves include liabilities expected to be paid out within the next 10 years. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, and disclose any material, reasonably possible, additional losses. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose any material potential liability. In addition, estimates for liabilities to be incurred between 11 to 30 years in the future are also considered only reasonably possible because the chance of a future event occurring is more than remote but less than probable. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment.
Our most significant reserves are those that have been established for remediation and restoration costs associated with environmental issues. As of December 31, 2007, we have $150 million reserved for environmental-related costs. We conduct studies and site surveys to determine the extent of environmental contamination and necessary remediation. With the expertise of our environmental engineers and legal counsel, we determine our best estimates for remediation and restoration costs. These estimates are based on forecasts of future costs for remediation and change periodically as additional and better information becomes available. Changes to assumptions and considerations used to calculate remediation reserves could materially affect our results of operations or financial position. If we determine that the scope of remediation is broader than originally planned, discover new contamination, discover previously unknown sites or become subject to related personal injury or property damage claims, our estimates and assumptions could materially change.
We believe the current assumptions and other considerations used to estimate reserves for both our environmental and other legal liabilities are appropriate. These estimates are based in large part on information currently available and the current laws and regulations governing these matters. If additional information becomes available or there are changes to the laws or regulations or actual experience differs from the assumptions and considerations used in estimating our reserves, the resulting change could have a material impact on the results of our operations, financial position or cash flows.

➢	Income Taxes
Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Tax law requires certain items to be included in the tax return at different times than the items are reflected in the financial statements. Some of these differences are permanent, such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as depreciation expense. These temporary differences create deferred tax assets and liabilities. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns.
In the determination of our tax provision, we have recorded deferred income taxes on income from foreign subsidiaries which have not been reinvested abroad permanently as upon remittance to the United States such earnings are taxable. For foreign subsidiaries where earnings are permanently reinvested outside the United States, no additional United States income taxes have been provided.
We are subject to income taxes in both the United States and numerous foreign jurisdictions and are subject to audit within these jurisdictions. As a result, in the ordinary course of business there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record accruals for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. We adjust these accruals, if necessary, upon the completion of tax audits or changes in tax law.
Since significant judgment is required to assess the future tax consequences of events that have been recognized in our financial statements or tax returns, the ultimate resolution of these events could result in adjustments to our financial statements and such adjustments could be material. Therefore, we consider such estimates to be critical to the preparation of our financial statements.
We believe that the current assumptions and other considerations used to estimate the current year accrued and deferred tax positions are appropriate. However, if the actual outcome of future tax consequences differs from our estimates and assumptions due to changes or future events, such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans, the resulting change to the provision for income taxes could have a material impact on our results of operations, financial position or cash flows.
➢	Restructuring
When appropriate, we record charges relating to efforts to strategically reposition our manufacturing footprint and support service functions. To the extent that exact amounts are not determinable, we have established reserves for such initiatives by calculating our best estimate of employee termination costs utilizing detailed restructuring plans approved by management. Reserve calculations are based upon various factors including an employee’s length of service, contract provisions, salary level and health care benefit choices. We believe the estimates and assumptions used to calculate these restructuring provisions are appropriate, and although significant changes are not anticipated, actual costs could differ from the assumptions and considerations used in estimating reserves should changes be made in the nature or timing of our restructuring plans. The resulting change could have a material impact on our results of operations or financial position.
➢	Long-Lived Assets
Our long-lived assets include land, buildings and equipment, long-term investments, goodwill, indefinite-lived intangible assets and other intangible assets. Long-lived assets, other than investments, goodwill and indefinite-lived intangible assets, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable. Such circumstances would include a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner in which the asset is being used or in its physical condition, or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. As a result, future decisions to change our manufacturing footprint or exit certain businesses could result in material impairment charges.

When such events or changes occur, we estimate the future undiscounted cash flows expected to result from the assets’ use and, if applicable, the eventual disposition of the assets. The key variables that we must estimate include assumptions regarding sales volume, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, they are written down to fair value as appropriate.
Goodwill and indefinite-lived intangible assets are reviewed annually or more frequently if changes in circumstances indicate the carrying value may not be recoverable. To test for recoverability, we typically utilize discounted estimated future cash flows to measure fair value for each reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. These components are discussed below:
•	Estimated future cash flows
The key variables that we must estimate to determine future cash flows include assumptions for sales volume, selling prices, raw material prices, labor and other employee benefit costs, capital additions and other economic or market-related factors. Significant management judgment is involved in estimating these variables, and they include inherent uncertainties since they are forecasting future events. For example, unanticipated changes in competition, customer sourcing requirements and product maturity would all have a significant impact on these estimates.
•	Discount rate
We employ a Weighted Average Cost of Capital (“WACC”) approach to determine our discount rate for goodwill recoverability testing. Our WACC calculation includes factors such as the risk free rate of return, cost of debt and expected equity premiums. The factors in this calculation are largely external to our company, and therefore are beyond our control. The average WACC utilized in our annual test of goodwill recoverability in May 2007 was 9.88%, which was based upon average business enterprise value. A 1% increase in the WACC will result in an approximate 11% decrease in the computed fair value of our reporting units. A 1% decrease in the WACC will result in an approximate 16% increase in the computed fair value of our reporting units. The following table summarizes the major factors that influenced the rate:

	2007	2006

Risk free rate of return	5.1%	5.3%
Cost of debt	6.7%	7.6%
Market risk premium	4.0%	4.0%
The decrease in the risk free rate of return is due to the overall decrease in U.S. long-term interest rates between the dates of our annual impairment testing in May 2006 and May 2007.
In the second quarter of 2007 and 2006, we completed our annual FAS 142 impairment review and determined that goodwill and indefinite-lived intangible assets were not impaired as of May 31, 2007 and 2006. We believe the current assumptions and other considerations used in the above estimates are reasonable and appropriate. A material adverse change in the estimated future cash flows of our business or significant increases in the WACC rate could result in the fair value falling below the book value of its net assets. This could result in a material impairment charge.
The fair values of our long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as the volatility inherent in their external markets. In assessing potential impairment for these investments, we will consider these factors as well as the forecasted financial performance of these investment entities. If these forecasts are not met, we may have to record impairment charges.
➢	Pension and Other Employee Benefits
Certain assumptions are used to measure the plan obligations of company-sponsored defined benefit pension plans, post-retirement benefits, post-employment benefits (e.g., medical, disability) and other employee liabilities. Plan obligations and annual expense calculations are based on a number of key assumptions. These assumptions include the weighted-average discount rate at which obligations can be effectively settled, the anticipated rate of future increases in compensation levels, the expected long-term rate of return on assets, increases or trends in health care costs, and certain employee-related factors, such as turnover, retirement age and mortality. Management reviews these assumptions at least annually and updates the assumptions as appropriate to reflect our actual experience and expectations on a plan specific basis.
The discount rates for our defined benefit and postretirement benefit plans are determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a zero-coupon spot yield curve derived from a universe of high-quality bonds (rated Aa or better by Moody’s Investor Services) as of the measurement date, and solving for the single equivalent discount rate that results in the same projected benefit obligation. Our calculation excludes bonds with explicit call schedules and bonds which are not frequently traded.
The expected return on plan assets is based on our estimates of long-term returns on major asset categories, such as fixed income and equity securities, and our actual allocation of pension investments among these asset classes. In determining our long-term expected rate of return, we take into account long-term historical returns, historical performance of plan assets, the expected value of active investment management, and the expected interest rate environment.
In determining annual expense for the U.S., Canada, and UK pension plans, we use a market-related value of assets rather than the fair value. The market-related value of assets is a smoothed actuarial value of assets equal to a moving average of market values in which investment income or loss is recognized over a five-year period. Accordingly, changes in the fair market value of assets are not immediately reflected in our calculation of net periodic pension cost. For our other plans, net periodic pension expense is determined using the fair value of assets.
We believe that the current assumptions used to estimate plan obligations and annual expense are appropriate in the current economic environment. However, if economic conditions change, we may be inclined to change some of our assumptions, and the resulting change could have a material impact on the consolidated statements of operations and on the balance sheets. At each measurement date, gains and losses from actual experience differing from our assumptions and from changes in our assumptions are calculated. If this net accumulated gain or loss exceeds 10% of the greater of plan assets or liabilities, a portion of the net gain or loss is included in pension expense for the following year.
The weighted-average discount rate, the rate of compensation increase and the estimated return on plan assets used in our determination of plan obligations and pension expense are as follows:

Weighted-average assumptions
used to determine benefit
obligation for years ended
December 31,	2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	6.21%	5.66%	5.90%	5.09%
Rate of compensation increase	4.00%	4.24%	4.00%	3.91%

Weighted-average assumptions
used to determine net pension
expense for years ended
December 31,	2007		2006		2005
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	5.90%	5.05%	5.70%	4.77%	5.80%	5.49%
Estimated return on plan assets	8.50%	6.72%	8.50%	6.97%	8.50%	7.37%
Rate of compensation increase	4.00%	3.91%	4.00%	3.88%	4.00%	4.14%

The following illustrates the annual impact on pension expense of a 100 basis point increase or decrease from the assumptions used to determine the net cost for the year ending December 31, 2007.

					Combined
	Weighted-Average Discount		Estimated Return on		Increase/(Decrease)
	Rate		Plan Assets		Pension Expense
(in millions)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

100 basis point increase	$(22)	$(10)	$(17)	$(7)	$(39)	$(17)
100 basis point decrease	33	11	17	7	50	18
The following illustrates the annual impact on postretirement benefit expense of a 100 basis point increase or decrease from the discount rate used to determine the net cost for the year ending December 31, 2007.

	Weighted-Average Discount
	Rate
(in millions)	U.S.	Non-U.S.

100 basis point increase	$1	$(1)
100 basis point decrease	(1)	1
➢	Share-Based Compensation
We account for share-based compensation in accordance with the fair value recognition provisions of SFAS No. 123R, “Share-Based Payments.” Under the fair value recognition provisions of SFAS No. 123R, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimation of the expected term of stock options, the expected volatility of our stock, expected dividends, and risk-free interest rates. If actual results differ significantly from these estimates, share-based compensation expense and our results of operations could be materially impacted.

Reportable Segments at December 31, 2007
We operate seven reportable segments, as presented below. Additional information regarding the markets these segments serve can be found in Item 1. Business. Our sales and pre-tax earnings by reportable operating segment and region are presented below.

Net Sales
	North				Segment
(in millions)	America	Europe	Asia-Pacific	Latin America	Eliminations	Total

Electronic Technologies
2007	$407	$230	$1,029	$—	$—	$1,666
2006	436	226	889	—	—	1,551
2005	371	206	742	—	—	1,319

Display Technologies
2007	$1	$—	$44	$—	$—	$45
2006	1	—	12	—	—	13
2005	—	—	13	—	—	13

Electronic Materials Group
2007	$408	$230	$1,073	$—	$—	$1,711
2006	437	226	901	—	—	1,564
2005	371	206	755	—	—	1,332

Paint and Coatings Materials
2007	$1,258	$396	$326	$140	$—	$2,120
2006	1,324	355	252	119	—	2,050
2005(1)	1,224	332	233	99	—	1,888

Packaging and Building Materials
2007	$701	$681	$320	$124	$—	$1,826
2006	733	649	282	112	—	1,776
2005	739	664	258	105	—	1,766

Primary Materials
2007	$460	$407	$45	$63	$1,103	$2,078
2006	456	327	40	54	1,102	1,979
2005	484	322	39	58	1,001	1,904

Segment Eliminations
2007	$—	$—	$—	$—	$(1,103)	$(1,103)
2006	—	—	—	—	(1,102)	(1,102)
2005	—	—	—	—	(1,001)	(1,001)

Specialty Materials Group
2007	$2,419	$1,484	$691	$327	$—	$4,921
2006	2,513	1,331	574	285	—	4,703
2005(1)	2,447	1,318	530	262	—	4,557

Performance Materials Group
2007	$410	$527	$209	$59	$—	$1,205
2006	420	473	184	57	—	1,134
2005	391	464	170	46	—	1,071

Salt
2007	$1,060	$—	$—	$—	$—	$1,060
2006	829	—	—	—	—	829
2005	925	—	—	—	—	925

Total
2007	$4,297	$2,241	$1,973	$386	$—	$8,897
2006	4,199	2,030	1,659	342	—	8,230
2005(1)	4,134	1,988	1,455	308	—	7,885

(in millions)	2007	2006	2005(1)

Pre-tax Earnings from Continuing Operations(2)
Electronic Technologies	$410	$345	$214
Display Technologies	(23)	1	4

Electronic Materials Group	$387	$346	$218
Paint and Coatings Materials	323	353	361
Packaging and Building Materials	161	186	164
Primary Materials	108	215	233

Specialty Materials Group	$592	$754	$758
Performance Materials Group	132	103	75
Salt	115	54	82
Corporate	(346)	(215)	(265)

Total	$880	$1,042	$868

Note:

(1)	The results for the year ended December 31, 2005 have been reclassified to reflect Automotive Coatings as a discontinued operation (see Note 2 to the Consolidated Financial Statements).

(2)	Previously, our Business Segment results were reported on an after-tax basis. See form 8-K, filed March 20, 2008, for presentation of prior year Business Segment results on a pre-tax basis.
Consolidated Results of Operations for the Years Ended December 31, 2005 through December 31, 2007
Net Sales and Gross Profits
In 2007, our consolidated net sales were $8,897 million, an increase of 8% or $667 million over 2006 net sales of $8,230 million. This increase was primarily driven by higher demand and favorable currencies. The Electronic Materials Group showed strong performance, with accelerating growth, particularly in the second half of the year. The Salt business showed strong performance, benefiting from favorable weather conditions in the fourth quarter, as well as improved product mix and pricing management. The Specialty Materials Group showed strong growth in all regions outside of North America, including Rapidly Developing Economies. The Performance Materials Group continued to benefit from stronger demand, particularly in the Asia Pacific and Latin America Regions, coupled with the impact of increased pricing and favorable currencies in Europe, which more than offset weakness in North America.
In 2006, our consolidated net sales were $8,230 million, an increase of 4% or $345 million over 2005 net sales of $7,885 million. This increase was primarily driven by higher demand and selling prices across most of our businesses, partially offset by currency. The key driver for the growth in sales was the strength of our Electronics Materials Group with a full-year sales increase of 17%. In addition, other parts of our portfolio also had strong full year sales results, with Paint and Coatings up 9%, Performance Materials up 6%, and Primary Materials up 4%. On a full-year basis, Salt was down 10%, reflecting the effects of the lower ice-control sales in the first and fourth quarters of 2006 as compared to 2005.

	2007 from 2006	2006 from 2005
Sales Change	%	%

Demand/Volume	4	3
Currency	3	(1)
Selling price	1	2

Total Change	8%	4%

(in millions)	2007	2006	2005

Gross profit	$2,467	$2,483	$2,373
As a percentage of sales	27.7%	30.2%	30.1%
Gross profit for 2007 was $2,467 million, a decrease of 1% from $2,483 million in 2006, on higher sales. The 250 basis point decrease in 2007 versus 2006 gross profit margin reflects the impact of higher raw material, energy and freight costs and the poor operating performance of our Houston monomer plant which more than offset increases in demand, currency and selling prices.

Gross profit for 2006 was $2,483 million, an increase of 5% from $2,373 million in 2005, on higher sales. Gross profit margin increased in 2006 to 30.2% from 30.1% in 2005 due to higher selling prices necessary to offset higher raw material, operating and energy costs. Favorable currencies and product mix also helped margins.
In 2008, we continue to anticipate higher and more volatile raw material and natural gas prices. To mitigate the impact of high and volatile raw material and energy costs, we have increased selling prices, and we are exercising control over discretionary spending, and utilizing swap, option and collar contracts. For further information regarding the impact of raw materials on our businesses, please see “Raw Materials” on page 14.
Selling and Administrative Expense

(in millions)	2007	2006	2005

Selling and administrative expense	$1,091	$1,041	$1,008
As a percentage of sales	12.3%	12.7%	12.8%
In 2007, selling and administrative expense decreased as a percentage of sales as positive sales growth more than offset the $50 million increase in costs in comparison to 2006. The increase in costs is primarily due to normal salary increases, the negative impact of currencies, costs related to the establishment of a European Headquarters in Switzerland, as well as additional costs resulting from acquisitions.
In 2006, selling and administrative expense increased $33 million or 3% to $1,041 million from $1,008 million in 2005. The increase largely reflects increased spending to support marketing and growth initiatives as well as the establishment of our European Headquarters in Switzerland. In addition, effective September 29, 2006, our vacation policy changed for certain U.S. employees. This change resulted in a $16 million decrease, of which $7 million, $6 million, and $3 million related to selling and administrative expenses, costs of goods sold, and research and development expense, respectively for the year ended December 31, 2006.
We believe that our cost savings initiatives will continue to reduce certain administrative costs as we improve efficiencies. However, we anticipate overall higher employee-related costs in 2008 as a result of normal salary increases and the increasing rate of healthcare costs. These increases will only partially be offset by lower pension costs, resulting from lower amortization of plan losses attributable to 2007 actuarial gains, higher discount rates, and our prior year plan contributions.
Research and Development Expense

(in millions)	2007	2006	2005

Research and development expense	$296	$286	$262
As a percentage of sales	3.3%	3.5%	3.3%
We spent $296 million on research and development in 2007, representing a 3% increase from $286 million in 2006. In 2006, we spent $286 million in research and development, a 9% increase from $262 million in 2005. The increases reflect higher employee-related costs as well as new growth initiatives in the Electronic Materials Group, Performance Materials Group and Paint and Coatings Materials businesses.
In 2008, we expect to spend approximately $335 million on research and development.
Interest Expense
Interest expense for 2007 increased $26 million from $94 million during 2006 to $120 million during 2007. The increase is primarily attributable to the issuance of new debt in September 2007 to fund a $1 billion accelerated share repurchase coupled with an increase in effective interest rates.
Interest expense for 2006 was $94 million, representing a 20% decrease from $117 million in 2005. The primary reason for the decrease was due to lower levels of debt and a lower overall effective interest rate. During 2006, we retired the remaining $100 million of our 7.40% notes due in 2009 and 8.25 billion of Japanese Yen denominated variable rate notes (approximately $70 million at September 30, 2006). During 2005, we retired $400 million in U.S. notes and exchanged 240 million Euro (approximately $284 million at December 31, 2005) in Euro-denominated notes for a more favorable effective interest rate and an extended term.
Amortization of Finite-lived Intangible Assets
Amortization of intangible assets for 2007, 2006 and 2005 was $57 million, $56 million, and $55 million respectively. The $1 million increase from 2006 to 2007 is mainly due to additional amortization of intangible assets primarily resulting from the acquisition of Eastman Kodak Company’s light management film technology assets on June 15, 2007 and the acquisition of an interest in the SKC Haas Display Film joint venture on December 1, 2007. The $1 million increase from 2005 to 2006 is primarily due to additional amortization of intangible assets resulting from the acquisition of Floralife®, Inc. in the second quarter of 2006.
Amortization of intangible assets is estimated to be approximately $61 million in 2008.
Restructuring and Asset Impairments

(in millions)	2007	2006	2005

Severance and employee benefits (net)	$10	$23	$19
Asset impairments, net of gains on sales	18	2	79
Other, including contract lease termination penalties	—	2	—

Amount charged to earnings	$28	$27	$98

Restructuring and Asset Impairments by Business Segment

(in millions)

Business Segment	2007	2006	2005

Electronic Technologies	$(2)	$(1)	$31
Display Technologies	4	—	—

Electronic Materials Group	$2	$(1)	$31
Paint and Coatings Materials	1	4	—
Packaging and Building Materials	2	5	54
Primary Materials	—	2	—

Specialty Materials Group	$3	$11	$54
Performance Materials Group	9	8	20
Salt	—	5	—
Corporate	14	4	(7)

Total	$28	$27	$98

Severance and Employee Benefits
For the year ended December 31, 2007, we recorded approximately $15 million of expense for severance and associated employee benefits, primarily associated with the elimination of 201 positions as part of our on-going efforts to reposition our business portfolio for accelerated growth by exiting non-strategic business lines, as well as to improve operating excellence through productivity initiatives in manufacturing, research and development, and business services. Reducing the effect of the 2007 charge were favorable adjustments of $5 million for severance and employee benefits due to fewer employee separations than originally anticipated related to 2005 and 2006 initiatives. The 2007 cost savings initiatives are expected to yield pre-tax savings of approximately $21 million annually. Of the initial 201 positions identified, we reduced the total number of positions to be affected by these initiatives by 9 to 192 positions in total. As of December 31, 2007, 72 positions have been eliminated.
For the year ended December 31, 2006, we recorded approximately $26 million of expense for severance and associated employee benefits associated with the elimination of 329 positions, primarily in our Paint and Coatings Materials, Performance Materials and Salt segments, concentrated in North America, and several North American support services functions. Our management approved restructuring initiatives to implement organizational alignments to support our Vision 2010 strategy and to further improve the efficiency of our manufacturing network. The organizational alignments included a more streamlined business structure, and deployment of resources to higher growth markets. The restructuring charge resulted from efficiency initiatives in North American Chemical and Salt businesses. The staffing reductions related to several of our manufacturing operations and were a direct result of changes in the execution of existing processes and productivity improvements, while support services staffing reductions were made possible as we continued to capitalize on the enhancements achieved through the implementation of our enterprise resource planning system. This charge was partially offset by $1 million of favorable adjustments to adequately reflect changes in estimates of remaining obligations related to severance payments within our global Graphic Arts business within our Packaging and Building Materials segment, an initiative announced in the first quarter of 2006. Additionally, there were favorable adjustments of $2 million related to severance and employee benefits due to fewer employee separations than originally anticipated offset by $2 million for lease contract obligations related to our 2005 and prior initiatives. The 2006 restructuring initiatives are expected to yield pre-tax savings of $33 million annually. Of the initial 329 positions identified, we reduced the total number of positions by 47 to 282 positions in total. As of December 31, 2007, 250 positions have been eliminated.
For the year ended December 31, 2005, our management approved restructuring initiatives to further improve the efficiency of our manufacturing network and support organization across several of our business segments. The 2005 restructuring initiatives involved the closing or partial shutdown of manufacturing facilities in North America, the United Kingdom and Germany, in addition to a North American research and development facility. Included in the net $19 million restructuring expense for 2005 were provisions for severance and employee benefits of $36 million for 590 employees company-wide, impacting virtually all areas including sales and marketing, manufacturing, administrative support and research personnel, and provisions for contract and lease terminations totaling $1 million. Offsetting the 2005 charge were favorable adjustments relating to prior years’ restructuring reserves of $17 million and $1 million, primarily related to severance and employee benefits due to fewer employee separations than originally anticipated as some employees were re-deployed and others filled positions left vacant through natural attrition and contract lease terminations, respectively. The 2005 cost savings initiatives are expected to yield pre-tax savings of approximately $35 million annually. Of the initial 590 positions identified, we reduced the total number of positions to be affected by these initiatives by 50 to 540 positions in total. As of December 31, 2007, 535 positions have been eliminated.
Asset Impairments
For the year ended December 31, 2007, we recognized approximately $24 million of fixed asset impairment charges. These impairments included the $13 million write-off within our Corporate segment of our investment in Elemica, an online chemicals e-marketplace, $5 million write-off related to our digital imaging business line within our Performance Materials segment, $4 million write-off of in-process research and development within our Display Technologies segment, comprised of $3 million and $1 million relating to the Eastman Kodak Company light management films assets acquired and SKC Haas joint venture, respectively, and a $2 million write-down of an investment within our Electronic Technologies segment to fair market value. These charges were offset by $6 million in gains related to sales of previously impaired assets.
For the year ended December 31, 2006, we recognized approximately $3 million of fixed asset impairment charges associated with the restructuring of our global Graphic Arts business within our Packaging and Building Materials segment. This charge was offset by $1 million for sales of previously impaired assets.
For the year ended December 31, 2005, $81 million of asset impairment charges were recognized for the impairment of certain finite-lived intangible and fixed assets across several of our chemical businesses and our Component Materials segment. Gains on sales of previously impaired assets offset the total asset impairment charge by $2 million. Of the total impairment charge, $50 million pertained to the impairment of fixed assets, while $31 million was an impairment charge recorded for certain finite-lived intangible assets to adjust their carrying value to their fair value.
Pension Judgment
As discussed in Note 26, we have recorded a non-cash charge in the third quarter of 2007 for $65 million ($42 million after-tax) to recognize the estimated potential impact of a court decision related to cost of living adjustments on our long-term pension plan obligations.
Loss on Early Extinguishment of Debt
In March 2005, we retired $400 million of our 7.4% notes due in 2009. The retirement resulted in a loss of $17 million.
Share of Affiliate Earnings, net
In 2007, we recorded affiliate net earnings of $22 million, an increase of $12 million in comparison to $10 million in 2006. The increase is primarily due to Viance, the new wood joint venture in our Performance Materials Group and increased earnings from an equity affiliate in our Electronic Materials Group. The Viance joint venture is 50% owned by Rohm and Haas and 50% owned by Chemical Specialties, Inc., a wholly owned subsidiary of Rockwood Holdings, Inc.
In 2006, we recorded affiliate net earnings of $10 million, an 11% increase from $9 million in 2005. The increase was primarily due to increased earnings from an equity affiliate in our Electronic Materials Group offset by decreased earnings from affiliates in the Packaging and Building Materials segment.
Other Income, net
In 2007, net other income decreased to $48 million from $53 million in 2006. The decrease is primarily attributable to a reduction in currency losses of $21 million offset by a decrease in interest and investment income of $13 million and a reduction in gains on fixed asset disposals of $4 million.
In 2006, net other income increased to $53 million from $43 million in 2005. The increase is primarily attributable to an increase in interest income of $10 million partially offset by an increase in currency losses of $8 million.
Year-over-year decrease in interest income is due to decreased average investments in money market funds and lower short-term interest rates.
Income Taxes
Full-year income tax expense was $206 million, reflecting an effective tax rate of 23.4 percent, as compared to $274 million, or an effective tax rate of 26.3 percent for the prior-year period. The tax benefit of the one-time pension charge as well as favorable tax valuation adjustments and other credits reduced 2007 tax expense by $33 million. Benefits from the favorable resolution of tax contingencies, refund claims and tax law changes reduced 2006 tax expense by $17 million. Excluding these tax items, the underlying effective tax rate for the year was approximately 25.3% compared to the 27.9% effective rate for the same period in 2006.
We anticipate that our full-year 2008 tax rate will be between 25% and 26%.
In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. We adopted FIN 48 effective January 1, 2007 and the provisions of FIN 48 have been applied to all income tax positions commencing from that date. We recognize potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. The cumulative effect of applying the provisions of FIN 48, $9 million, has been reported as an adjustment to the opening balance of retained earnings as of January 1, 2007.
For the year ended December 31, 2006, we recorded a provision for income tax expense of $274 million reflecting an effective tax rate from continuing operations of 26.3% compared to $242 million or a 27.9% effective rate for earnings in 2005.
Benefits of the favorable resolution of tax contingencies, refund claims and tax law changes reduced 2006 tax expense by $17 million. During the second quarter of 2005, we recorded net tax reserve and valuation allowance reversals of $28 million resulting from the favorable resolution of prior period tax contingencies due to the completion of prior years’ tax audits. In addition, we recorded changes in valuation allowances and increases in tax reserves for other contingencies. The decreases in the effective tax rates year over year were primarily due to the impact of the changes described above as well as lower taxes on foreign earnings resulting from the increase in foreign tax credits and the permanent reinvestment of certain entities outside the U.S. of foreign earnings, for which no U.S. tax has been provided.

Results of Operations for the Years Ended December 31, 2005 through December 31, 2007
— By Business Segment
ELECTRONIC MATERIALS GROUP
The Electronic Materials Group comprises two reportable segments which provide materials for use in applications such as telecommunications, consumer electronics and household appliances. Overall sales for this Group were up 9% in 2007 over the prior year. Sales growth was weak in the first half due to an industry-wide slowdown in semiconductor production, but rebounded strongly beginning in the second half of the year. Pre-tax earnings for 2007 were up 12% over the prior year for this Group.
Overall 2006 sales for the Electronic Materials Group increased 17% over the prior year period on strong demand across all businesses, especially in North America and Asia. Pre-tax earnings in 2006 were up 59% over 2005.
The results for the Electronic Materials Group are reported under the two separate reportable segments as follows:
ELECTRONIC TECHNOLOGIES
Net sales in 2007 for the Electronic Technologies business reached $1,666 million, up 7%, or $115 million, versus net sales of $1,551 million in 2006. Demand was strong across all businesses, especially in Asia-Pacific. Sales in advanced technology product lines were up 13% versus the prior year. Sales from Semiconductor Technologies grew 10% over the prior year period, reflecting continued strength in sales of Chemical Mechanical Planarization (CMP) pads and slurries as well as advanced photoresists and related products. Circuit Board Technologies sales grew 6% as solid growth in Asia more than offset weaker demand in North America and Europe. Sales of photovoltaic products, primarily in Europe, began to gain traction this year. Packaging and Finishing Technologies sales were up only slightly versus last year as lower volumes of precious metal sales in North America offset 5% higher Process sales.
Full year pre-tax earnings of $410 million were up significantly from the $345 million earned in 2006, reflecting increased sales of advanced technology products, mostly in Asia, and continued discipline in cost management.
Net sales in 2006 for the Electronic Technologies business were $1,551 million, up 18%, or $232 million, versus net sales of $1,319 million in 2005. Demand was strong across all businesses, especially in Asia and North America. Sales in advanced technology product lines were up 24% versus the prior year. Sales for Semiconductor Technologies grew 19% in 2006, reflecting continued strength in sales of CMP pads and slurries in all regions along with strong sales of advanced photoresists and related products both in Asia-Pacific and North America. Solid growth in Asia more than offset weaker demand in North America and generally flat conditions in Europe. The Circuit Board Technologies business grew 8% overall in 2006, mainly driven by strength in the Asia-Pacific region. Packaging and Finishing Technologies sales growth of 22% was driven by both Asia-Pacific and North America, with precious metal pass-through sales up significantly due to higher raw material prices. Process sales grew 4% year over year.
Full year pre-tax earnings of $345 million were up significantly from the $214 million earned in 2005, reflecting increased sales of advanced technology products and continued discipline in cost management. 2006 earnings included a $1 million, pre-tax, gain from the reversal of restructuring reserves; 2005 earnings included $31 million, pre-tax, for restructuring charges.
DISPLAY TECHNOLOGIES
In June 2007, we acquired the net assets of Eastman Kodak Company’s light management films technology business, which produces advanced films that improve the brightness and efficiency of liquid crystal displays (LCD). In late November, we completed the formation of SKC Haas Display Films, a joint venture with SKC Incorporated of South Korea for the development, manufacture and marketing of advanced optical and functional films used in the flat panel display industry. These new businesses, along with process-related materials also used in the flat panel display industry and previously included as part of our Semiconductor Technologies unit, form the reportable segment now referred to as Display Technologies.

Net sales in 2007 for Display Technologies were $45 million, primarily reflecting the partial-year results of the newly acquired assets and joint venture referred to above. Net sales in 2006, which include only sales of process related materials previously included as part of Semiconductor Technologies, were $13 million.
The segment reported a pre-tax loss of $23 million for 2007, reflecting the development stage nature of the newly acquired light management films technologies, as well as acquisition and purchase-accounting related charges, including the write-off of $4 million, related to in-process research and development costs.
Sales in 2006 were $13 million, flat against the prior year. 2006 pre-tax earnings were $1 million down from $4 million in 2005.
SPECIALTY MATERIALS GROUP
The Specialty Materials Group comprises three reportable segments that represent the majority of the company’s chemicals business, serving a broad range of end-use markets. Overall sales for this Group (after intersegment elimination) were up 5% in 2007 over the prior year, due to favorable currencies and increased demand. Pre-tax earnings for 2007 were down 21% from the prior year for this Group. Increased sales were more than offset by higher raw material costs, unexpected operating difficulties at our Houston manufacturing facility and slowed demand in the U.S. We experienced strong growth in the first three quarters of the year and moderating growth in the fourth quarter of 2007.
Overall 2006 sales (after intersegment elimination) for the Specialty Materials Group increased 3% over the prior year period due mainly to higher selling prices, offset slightly by lower overall demand. Pre-tax earnings in 2006 were down 1% in comparison to 2005.
The results for Specialty Materials Group are reported under the three separate reportable segments as follows:
PAINT AND COATINGS MATERIALS
In 2007, net sales from our Paint and Coatings Materials segment were $2,120 million, an increase of 3%, or $70 million, from net sales of $2,050 million in 2006. Favorable currencies as well as strong demand, sustained across all regions other than the U.S., and slightly higher pricing more than offset the slowed demand in the U.S. The slowed demand in the U.S. was due to weakness in the architectural paint market reflecting the pronounced slowdown in home improvements as well as lower existing and new home sales. In the fourth quarter, demand in Europe also moderated while Rapidly Developing Economies showed strong growth.
Pre-tax earnings were $323 million in 2007 versus prior year earnings of $353 million. This decrease in earnings was driven by the unfavorable impact of lower demand in the U.S. combined with higher raw material and operating costs, partially offset by favorable currencies, higher selling prices and demand growth in other regions.
In 2006, net sales from our Paint and Coatings Materials segment were $2,050 million, an increase of 9%, or $162 million, from net sales of $1,888 million in 2005. The sales increase was driven by higher demand, selling prices and growth in all regions, led by growth in the Rapidly Developing Economies of China, India, Turkey, Eastern Europe, Southeast Asia and Latin America. In the decorative coatings markets, we saw strong acceptance of our differentiated low-VOC emulsion products for paint applications.
Pre-tax earnings from continuing operations were $353 million in 2006, down versus prior year pre-tax earnings of $361 million. The favorable impact of higher volume and selling prices were more than offset by increases in raw material and operating costs, along with increases in selling and research expenses to drive growth initiatives.
PACKAGING AND BUILDING MATERIALS
In 2007, net sales from our Packaging and Building Materials segment were $1,826 million, an increase of 3%, or $50 million, from net sales of $1,776 million in 2006. The increase reflects the impacts of strong European currencies and higher pricing partially offset by lower demand. While Rapidly Developing Economies showed strong growth year over year, economic softness in the U.S. building and construction markets and some soft spots in Western Europe more than offset the demand growth. The overall lower demand is mainly the result of softness in the vinyl siding and windows profile markets in North America that use our plastics additives products and paper products in Western Europe.
Pre-tax earnings of $161 million were down versus pre-tax earnings of $186 million for 2006, a decrease of $25 million, or 13%. 2006 results included a $5 million, pre-tax, charge primarily for restructuring and other one-time costs related to our Graphic Arts business. Excluding the restructuring charge, the pre-tax earnings decline reflects increased raw material costs and lower demand, which more than offset favorable currencies and increased selling prices.
In 2006, net sales from our Packaging and Building Materials segment were $1,776 million, an increase of 1%, or $10 million, from net sales of $1,766 million in 2005. The increase reflects the impacts of higher pricing partially offset by lower demand. The overall lower demand reflects prior portfolio adjustments and slowing market growth in North America as the year progressed.
Pre-tax earnings of $186 million were up $22 million versus earnings of $164 million in 2005. The 2005 results included a charge of $54 million, pre-tax, related to the impairment of the synthetic leather business and reserves for a plant closure in Europe. Excluding the impairment charge, earnings declined by $32 million, reflecting higher raw material costs, lower demand and increased operating costs, partially offset by the impact of a one-time legal settlement, higher selling prices and lower selling and administrative costs.
PRIMARY MATERIALS

	Year Ended December 31,

(in millions)	2007	2006	2005

Total Sales	$2,078	$1,979	$1,904
Elimination of Inter-segment Sales	(1,103)	(1,102)	(1,001)

Third Party Sales	$975	$877	$903

In 2007, net sales for Primary Materials were $2,078 million, an increase of $99 million, or 5%, from prior year net sales of $1,979 million. Net sales for Primary Materials include sales to our internal downstream monomer-consuming businesses, primarily Paint and Coatings Materials and Packaging and Building Materials, along with sales to third party customers. Sales to external customers increased 11% to $975 million in 2007 from $877 million in the prior period, primarily due to a combination of higher volumes and favorable currencies, partially offset by lower selling prices. Sales to our downstream businesses were flat.
Pre-tax earnings of $108 million in 2007 decreased 50% from $215 million in 2006. The reduction in earnings can be attributed to higher raw material costs, lower selling prices and a series of unplanned operating issues earlier this year. The negative impact in 2007 of unexpected operating difficulties at our Houston manufacturing facility is approximately $51 million pre-tax.
In 2006, net sales for Primary Materials were $1,979 million, an increase of $75 million, or 4%, from prior year net sales of $1,904 million. Sales to external customers decreased 3% to $877 million in 2006 from $903 million in the prior period, primarily due to lower volumes and lower selling prices. Sales to our downstream businesses were 10% higher due primarily to higher selling prices and slightly higher volumes.
Pre-tax earnings of $215 million in 2006 decreased from $233 million in 2005. The negative impact on earnings of lower selling prices to third party customers was partially offset by the benefits of slightly higher volumes and improved plant operations. Pre-tax results in 2005 included $38 million for expenses associated with unplanned plant outages at our Houston manufacturing facility.
We anticipate that global monomer supply will increase again during 2008 as a result of new production facilities that have come on line. We expect the supply dynamics to continue to create downward pressure on Primary Materials pricing and margins in the upcoming year.

PERFORMANCE MATERIALS GROUP
Net sales for the Performance Materials Group reached $1,205 million for the year ended December 31, 2007, an increase of 6%, or $71 million, versus sales of $1,134 million in 2006. Stronger demand in the Asia Pacific and Latin American regions, coupled with the impact of increased demand and favorable currencies in Europe, more than offset overall economic weakness in North America.
Net sales for Process Chemicals and Biocides were $755 million, an increase of 8%, or $52 million over sales in 2006. Demand was strong across all regions except North America due to weakness in building and construction markets. In the Rapidly Developing Economies, particularly China and Central and Eastern Europe and Turkey, the ion exchange business saw increased demand in the industrial water treatment and mining markets. The business also realized solid growth in new markets, such as biodiesel and potable water. Net sales for Powder Coatings were $335 million, an increase of 1%, or $3 million over sales of $332 million in 2006. The sales increase was driven by the impact of favorable currencies and higher pricing, partially offset by weaker demand. Net sales for the other businesses, including AgroFresh, Advanced Materials and Digital Imaging, increased 15%, or $15 million from $100 million in 2006 to $115 million in 2007. This increase was mainly driven by continued growth of our patented 1-methylcyclopropene (1-MCP) technology in AgroFresh and increased demand in Advanced Materials.
Pre-tax earnings for 2007 of $132 million include $9 million pre-tax impact of restructuring and asset impairment charges, mainly associated with exiting the Digital Imaging business. Excluding restructuring and asset impairment charges for both periods, earnings increased $30 million, or 27% compared to 2006. The pre-tax earnings increase is due to increased demand, higher selling prices, the impact of favorable currencies, and improvement year-over-year in the Powder Coatings business. The 2007 results include additional investment in more advanced applications in ion exchange and biocides such as bio-processing, advanced water treatment and microbial protection, and the expansion of the 1-MCP technology from our AgroFresh business for additional high-value applications in both horticultural and agronomic markets.
In 2006, net sales from Performance Materials Group of $1,134 million were up 6%, or $63 million, from prior year sales of $1,071 million, primarily due to increased demand and higher selling prices, partially offset by unfavorable currencies. The strength in demand reflects improved sales in specialty products and biocides. Sales in Process Chemicals and Biocides increased 5%, reflecting stronger demand across all businesses and regions, as well as higher selling prices, partially offset by unfavorable currencies. Sales for Powder Coatings were up 3% from 2005, reflecting selling price increases and improved product mix, partially offset by lower demand, especially in Europe.
Pre-tax earnings of $103 million in 2006 were up from $75 million in 2005. 2006 earnings include $8 million, pre-tax, in restructuring charges while the comparable charges in 2005 were $20 million, pre-tax. Higher selling prices and favorable operating costs more than offset higher raw material costs, increased selling, administrative and research spending to support growth initiatives.
SALT
For the year 2007, net sales from Salt were $1,060 million, an increase of 28% versus prior period net sales of $829 million. The increase reflects a significant improvement in ice control volumes as a result of favorable weather conditions, which raised demand for highway de-icing salt by 72%, compared with mild winter conditions present in 2006. Sales of consumer and industrial salt products increased by 9% compared with last year as a result of improved demand, product line management, and mix in the consumer and industrial markets. Favorable currencies also contributed to the improvement in sales, in 2007 compared with 2006.
Pre-tax earnings for 2007 of $115 million increased by $61 million, or 113%, compared to pre-tax earnings of $54 million in 2006. Pre-tax earnings were largely impacted by improved demand for ice control related products. Improved demand and favorable mix in the industrial and consumer markets, as well as company-wide cost improvement initiatives, also contributed to the earnings improvement compared with the prior year. Pre-tax earnings in 2006 included $5 million, pre-tax, in restructuring and asset impairment charges.

For the year 2006, net sales from Salt were $829 million, a decrease of 10% versus prior period net sales of $925 million. The decrease reflects a significant drop in ice control volumes in both the first and fourth quarters of 2006 as a result of mild weather conditions, which significantly lowered demand for highway de-icing salt. Higher selling prices, favorable mix, and favorable currencies only partially offset the decline in ice control volume.
Pre-tax earnings for 2006 of $54 million, which include $5 million, pre-tax, in restructuring charges, decreased by $28 million compared to pre-tax earnings of $82 million in 2005. Pre-tax earnings were largely impacted by the unseasonably mild weather and the resulting reduction in ice control volumes. Increases in distribution, production and material costs during 2006 were partially offset by the impact of improved selling prices and favorable mix.
In the second quarter of 2007, we disclosed that we were exploring strategic options for our Salt business. While we had intended to finalize a path forward for this business by the end of 2007, recent turmoil in the financial markets makes it likely that this will take longer than anticipated. Our decision and timing will be governed by our commitment to maximize value for our shareholders. At this point, we are “on hold” pending a return to more normality in the markets.
CORPORATE
Corporate pre-tax expense of $346 million for the year ended December 31, 2007, increased from $215 million in the prior year period primarily due to the recognition of the estimated one-time non-cash pre-tax pension charge of $65 million. Other factors contributing to the increase were higher non-recurring costs associated with establishing the European Headquarters in Switzerland, as well as higher interest expense due to higher effective interest rates and the issuance of $1.1 billion in new debt in September of 2007 to fund an accelerated share repurchase.
For the year ended December 31, 2006, corporate pre-tax expenses were $215 million, down from $265 million in 2005. The change was primarily driven by lower interest expense, the absence of prior year charges for a loss on the early extinguishment of debt, an adjustment for share-based compensation, lower environmental remediation charges, and higher interest income, partially offset by higher restructuring and shared service expenses, and the absence of favorable tax reserve and valuation allowance adjustments recognized in 2005.
LIQUIDITY AND CAPITAL RESOURCES
Overview
Early in the third quarter of 2007, both management and the Board of Directors re-evaluated our financial policies. Through the second quarter of 2007, our policy was to maintain credit ratios consistent with an “A” rating. Effective with the beginning of the third quarter of 2007, we have shifted away from targeting a specific credit rating. Rather, we intend to manage our debt levels in a manner consistent with maintaining investment grade quality ratios supported by our strong capability to generate cash from operating activities throughout the business cycle.
Having determined that sufficient cash is expected to be generated from operating activities to support at least $1 billion in additional debt, we issued new debt during the third quarter of 2007 to support our announced $1 billion accelerated share repurchase. We believe that we have the financial flexibility needed to support our Vision 2010 strategy, and maintain investment grade credit quality ratios.
As of December 31, 2007, our company’s debt ratio (total debt in proportion to total debt plus stockholders’ equity) was 51%, up from 34% as of December 31, 2006 and cash provided by operating activities was approximately 29% of our year-end debt (cash from operating activities in proportion to total debt). We expect to maintain our debt ratio at approximately 50%, while growing cash from operating activities. Maintenance of a strong balance sheet well-covered by our cash flows remains a key financial policy. We intend to employ a balanced approach to cash deployment that will enhance stockholder value through:
•	Reinvesting in core businesses to drive profitable growth through our capital expenditure program;

•	Investing in new platforms that address the growing needs in water, energy, hygiene, food, and other areas in the developed and developing worlds;

•	Supplementing our organic growth with highly selective acquisitions which bring a growth platform technology or geographic supplement to our core businesses;

•	Continuing to pay higher cash dividends to our stockholders (dividend payouts have increased at an average 10.6% compound annual growth rate since 1978); and

•	Repurchasing shares to improve overall returns to our stockholders.

In the year ended December 31, 2007, our primary source of cash was from operating activities and the issuance of long-term debt. Our principal uses of cash were stock repurchases reduction of debt, capital expenditures, dividends, and acquisitions. These are summarized in the table below:

	Year Ended
	December 31,
(in millions)	2007	2006

Cash provided by operating activities	$963	$840
Issuance of long-term debt	1,394	23
Stock repurchases	(1,462)	(264)
Stock option exercise proceeds	46	74
Repayments of long-term debt	(441)	(182)
Capital expenditures	(417)	(404)
Acquisitions	(117)	(46)
Dividends	(303)	(283)
Our cash flow statement includes the combined results of our continued and discontinued operation for all periods presented.
Cash Provided by Operating Activities
For the year ended December 31, 2007, cash provided by operating activities of $963 million exceeded the $840 million provided for the year ended December 31, 2006 by $123 million or 15%. Lower net earnings were primarily offset by increases in non-cash items, most notably the non-cash pension adjustment recorded in the third quarter of 2007. Lower net working capital needs driven by lower inventories, reduced pension funding and income tax payments were only partially offset by an increase in accounts receivable yielding the year over year increase in operating cash flows. The reduction in inventories was primarily driven by our Salt business as a result of a more typical winter in comparison to unseasonably warm weather in the prior year. Sales in the Salt business as well as Rapidly Developing Economies were the primary reason for the increase in accounts receivable which were driven by higher year end sales in 2007 versus 2006.
Approximately 70% of 2007 cash provided by operating activities was generated during the second half of the year. This is typical of our seasonality with cash from operating activities concentrated in the third and fourth quarters due to working capital patterns in some of our core businesses, such as Paint and Coatings Materials and Salt, as well as the timing of certain annual payments such as employee bonuses, interest on debt and property taxes, which have been concentrated in the first half of the year. We expect 2008 cash from operating activities to be in the $1 billion range.
Pension Plan and Postretirement Benefit Plan Funding and Liability
As of December 31, 2007, our U.S. ERISA qualified pension plans together with the qualified plans in the UK and Canada represented approximately 86% of our global qualified and non-qualified pension plan liabilities and approximately 93% of plan assets. Pension plans offered in our Western Europe and Asia locations account for the majority of the balance of plan assets and liabilities.
In 2007, we contributed approximately $84 million to our global qualified and non-qualified pension plans as well as our postretirement healthcare plans, down from the $256 million in the prior year period primarily because we were not required to contribute in 2007 to our U.S. pension trust. During 2006, we increased the funding of our U.S. pension and other postretirement employee benefit plans on a tax-deductible basis by voluntarily contributing $149 million to our trust. Of this total, $137 million was designated to fund pension benefits and the remaining $12 million to fund retiree health care. For 2007, total funding for international plans was approximately $30 million, $27 million less than the prior year period, with $11 million of the 2007 amount used to fund shortfalls in our UK pension trust. 2006 contributions included a $24 million contribution to fund shortfalls in our Canadian pension trust.
We are not required, nor do we expect to make contributions to our U.S. pension trust during 2008. We do expect to contribute approximately $79 million to fund both non-U.S. qualified pension, non-qualified pension and other postretirement plans. Funding requirements for subsequent years are uncertain and will depend on changes in assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plans, and any legislative or regulatory changes affecting plan funding requirements. See Contractual Obligations table for our forecasted qualified pension plan contributions, and non-qualified pension and postretirement benefit plan contributions, which reflect expected benefit payments. The company may increase, accelerate, decrease or delay contributions to the plans to the extent permitted by law.
The surplus in the U.S. qualified pension plans improved during 2007 as these plans increased their funded status from $104 million as of December 31, 2006 to $163 million as of December 31, 2007 primarily due to a higher discount rate and prior service gains related to plan provision changes approved in 2007. While these changes decreased the U.S. plans’ projected benefit obligation (PBO), the reduction was partially offset by the recording of a $65 million increase in the U.S. PBO to recognize the estimated potential impact of a court decision related to cost of living adjustments on our long term pension plan obligations. See Note 26 for more information on the court ruling.
The unfunded status of the non-U.S. plans increased from $78 million to $98 million during 2007 due to lower returns on plan assets, and additional plan liabilities assumed from the acquisition of a controlling interest in a joint venture in Korea. This increase in plan liabilities of our non-U.S. plans was tempered by higher discount rates on the plans’ projected benefit obligation.
Global qualified and non-qualified pension expense increased from $101 million in 2006 to $129 million in 2007 largely due to the $65 million related to the court ruling covering cost of living adjustments (“COLA”) on our long term pension plan obligations. This increase was partially offset by a decrease in expense within our U.S. plans due to lower amortization of plan losses attributable to actuarial gains achieved in 2006. In addition, the growth in asset levels for the U.S. plan during 2006 increased the plans’ expected return on plan assets in 2007.
The actuarial gains that occurred during 2007 will reduce the unrecognized loss being amortized over the average expected future working lifetime of active participants, which varies by plan and ranges from 6 to 23 years. As a result, global qualified and non-qualified pension expense in 2008 is expected to decrease approximately $89 million to $40 million with final expense dependent on results of the 2008 actuarial valuations of the plans.
Capital Expenditures
We manage our capital expenditures to take advantage of growth and productivity improvement opportunities as well as to fund ongoing environmental protection and plant infrastructure requirements. We have a well defined review procedure for the authorization of capital projects. Capital expenditures in 2007 were higher than prior year expenditures due to several large projects, including projects in Rapidly Developing Economies. Significant capital additions include:
➢ 2007
(1)	Construction of new Paint and Coatings plants in Mexico, India, and China;

(2)	Environmental regulation compliance projects at Manistee and Silver Springs;

(3)	Technology infrastructure enhancements; and

(4)	Construction of new Packaging and Building Materials plant in Turkey.
➢ 2006
(1)	Completion of the new research and development center in Shanghai, China;

(2)	Opening of the new CMP Research and Manufacturing Center in Taiwan;

(3)	A project in our Louisville, Kentucky Plant to meet new environmental requirements;

(4)	Expansions in our Qingpu, China and Weeks Island, Louisiana Plants to increase capacity; and

(5)	Construction of new manufacturing facilities in Queratero, Mexico and Chennai, India.
➢ 2005
(1)	Construction of a new research and development center in Shanghai, China which was completed in 2006;

(2)	Capacity initiatives within the North American emulsion manufacturing locations;

(3)	Process control systems at our Knoxville, Tennessee facility; and

(4)	Volatile organic compound reduction and quality/capacity improvements at our Chauny, France facility.

Expenditures for the past three years, categorized by primary purpose of project, are presented below:

(in millions)	2007	2006	2005

Cost savings and infrastructure	$276	$263	$248
Capacity additions and new products	102	65	61
Research facilities and equipment	27	65	15
Capitalized interest cost	12	11	9

Total	$417	$404	$333

Spending for environmental protection equipment included in several of the categories in the table shown above, was $59 million in 2007, $63 million in 2006 and $42 million in 2005. Projected capital expenditures in 2008 of approximately $525 million are expected to be well above depreciation expense as we continue to reshape our footprint and make growth investments to drive Vision 2010.
Dividends
Common stock dividends have been paid each year since 1927. The payout has increased at an average of 10.6% compound annual growth rate since 1978.

	Dividend Paid	Amount
Year	(Per common share)	(In millions)
2005	$1.12	$250
2006	$1.28	$283
2007	$1.44	$303

Share Repurchase Program
In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash. During 2007, we spent $462 million to purchase 8.5 million shares to complete this program. Over the term of the authorization, we had repurchased nearly $1 billion of our stock or 20.2 million shares.
In July 2007, our Board of Directors authorized the repurchase of up to another $2 billion of our common stock, the first $1 billion of which was purchased in September 2007 and financed with debt and the remainder of the share repurchases will be funded from available cash through 2010. See Note 22 for additional information.
Liquidity and Debt
As of December 31, 2007, we had $268 million in cash, including restricted cash, and $3,297 million in debt compared with $596 million and $2,081 million, respectively, as of December 31, 2006. A summary of our cash and debt balances is provided below:

	December 31,	December 31,
(in millions)	2007	2006

Short-term obligations	$158	$393
Long-term debt	3,139	1,688

Total debt	$3,297	$2,081

Cash and cash equivalents	$265	$593
Restricted cash	3	3

Total	$268	$596

Debt
In September 2007, we issued $1.1 billion in long-term debt at an effective interest rate of 6.2%. The debt proceeds were used to finance a $1 billion accelerated share repurchase and the remaining $100 million of the debt proceeds were used to reduce commercial paper outstanding and pay debt issuance costs. The addition of this new debt was consistent with our Vision 2010 financial policies as announced during the third quarter of 2007. As a result of the issuance, Standard and Poor’s and Moody’s changed our senior unsecured debt ratings from A minus and A3 to BBB and Baa1, respectively, both with stable outlooks. Our short-term commercial paper ratings are unchanged at A2 and P2 by Standard and Poor’s and Moody’s, respectively. We believe these investment grade ratings are consistent with the objectives of our long-term financial policies.
In March 2007, we issued €175 million of 4.50% Private Placement Senior Notes due March 9, 2014. We also retired our 6.0% notes for €160 million upon maturity and early retired at par $19 million of our 8.74% notes. Interest expense increased in the third and fourth quarters of 2007, consistent with our higher debt levels. We expect interest expense to run at a quarterly rate of approximately $42 million during 2008.
At December 31, 2007, we had $40 million in commercial paper outstanding. Other short-term debt was primarily composed of local bank borrowings. During 2007, our primary source of short-term liquidity was cash from operating activities, commercial paper, and bank borrowings. In September 2007, we expanded our syndicated revolving credit facility from $500 million to $750 million, and in December 2007, we extended this facility through December 2012. We have no plans to draw on this facility.
Use of Derivative Instruments to Manage Market Risk
We use derivative instruments to reduce volatility arising from conducting our business in a variety of currencies, financing at long- and short-term interest rates and pricing our raw materials at market prices.
We sell products, purchase materials, and finance our operations internationally. These activities result in assets and liabilities the values of which are exposed to exchange rate fluctuation. During the year ended December 31, 2007, exchange rate movements increased the carrying value of these balance sheet positions by $29 million after tax. During the same period the derivative instruments we entered to counter-balance these exposures generated losses which, taken together with the effects of exchange rates on underlying balance sheet positions, resulted in an immaterial net earnings impact as intended (see Note 5, Financial Instruments). All other derivative instruments used $43 million in cash and generated $8 million in after-tax gains during the year ended December 31, 2007. As of December 31, 2007, all derivative contracts represented a $20 million after-tax liability compared with a $7 million liability at December 31, 2006.
Contractual Obligations
The following table provides contractual obligations and commitments for future payments:

(in millions)	Payments due by period
Contractual obligations	Total	Within 1 year	2-3 years	4-5 years	Over 5 years

Operating Activities:
Operating leases	$209	$68	$89	$52	$—
Interest on long-term debt	2,540	180	359	359	1,642
Raw material purchase obligations(1,2)	1,119	725	222	92	80
Purchase obligations, other (1,2)	323	116	113	94	—
Pension and other employee benefit funding (3)	624	79	159	161	225
FIN 48 liabilities(5)
Deferred revenue	41	8	14	12	7
Financing Activities:
Long-term debt, including current portion	3,147	8	—	439	2,700
Investing Activities:
Construction commitments	74	74	—	—	—
Other Activities:
ESOP loan guarantees	104	14	26	22	42
Interest on ESOP loan guarantees	140	6	14	18	102

Total contractual cash obligations(4)	$8,321	$1,278	$996	$1,249	$4,798

Notes:

(1)	For our requirements contracts, we have assumed that our existing business segments will require materials and services generally consistent with prior years. The amount of the obligation is based upon either projected requirements or historical spend. Our purchase obligations include raw materials, indirect materials, traffic and logistics, utilities and energy, information technology and communications contracts.

(2)	These obligations include evergreen contracts that renew automatically until specifically cancelled by either party. We have assumed that our evergreen contracts will continue through 2008.

(3)	Qualified pension plan contributions depend upon changes in assumptions used to calculate plan funding levels, the actual return on plan assets, changes in employee groups covered by the plans, and any legislative or regulatory changes affecting plan funding requirements; therefore we have only forecasted funding requirements for 5 years due to the fact that significant assumptions are required. As such, the funding requirements disclosed are subject to change. The non-qualified plan and other employee benefits reflect expected future benefit payments, which are forecasted out through 2016. See Note 9 to our Consolidated Financial Statements.

(4)	In July 2007, our Board of Directors authorized the repurchase of up to another $2 billion of our common stock, the first $1 billion of which was purchased in September 2007 and financed with debt and the remainder of the share repurchases will be funded from available cash through 2010. See Note 22 for additional information.

(5)	On January 1, 2007, we adopted the provisions of FIN 48. See Note 7 Income Taxes. As of December 31, 2007, we had approximately $117 million of tax liabilities, including interest and penalties, related to uncertain tax positions. Because of the high degree of uncertainty regarding the timing of future cash outflows associated with these liabilities, we are unable to estimate the years in which settlement will occur with the respective taxing authorities.
Trading Activities
We do not have any trading activity that involves non-exchange traded contracts accounted for at fair value.
Unconsolidated Entities
All significant entities are consolidated. Any unconsolidated entities are de minimis in nature and there are no significant contractual requirements to fund losses of unconsolidated entities. See Note 1 to the Consolidated Financial Statements for our treatment of Variable Interest Entities.

Environmental Matters and Litigation
Our chemical operations, as those of other chemical manufacturers, involve the use and disposal of substances regulated under environmental protection laws. Our environmental policies and practices are designed to ensure compliance with existing laws and regulations and to minimize the risk of harm to the environment.
We have participated in the remediation of waste disposal and manufacturing sites as required under the Superfund and related laws. Remediation is well underway or has been completed at many sites. Nevertheless, we continue to face government enforcement actions, as well as private actions, related to past manufacturing and disposal and continue to focus on achieving cost-effective remediation where required.
Accruals
We have provided for costs to remediate former manufacturing and waste disposal sites, including Superfund sites, as well as our company facilities. We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for these or similar sites, the liability of other parties, the ability of other Potentially Responsible Parties (“PRPs”) to pay costs apportioned to them and current laws and regulations. Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Balance Sheets. These reserves include liabilities expected to be paid out within the next 10 years. Accruals for estimated losses from environmental remediation obligations generally are recognized at the point during the remedial feasibility study when costs become probable and estimable. We do not accrue for legal costs expected to be incurred with a loss contingency. We assess the accruals quarterly and update them as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, and disclose any material, reasonably possible, additional losses. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose any material potential liability. In addition, estimates for liabilities to be incurred between 11 to 30 years in the future are also considered only reasonably possible because the chance of a future event occurring is more than remote but less probable. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. We have identified reasonably possible loss contingencies related to environmental matters of approximately $124 million at December 31, 2007. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are presented below:

(in millions)	Balance

December 31, 2005	$147
Amounts charged to earnings	25
Amounts spent	(31)

December 31, 2006	$141
Amounts charged to earnings	37
Amounts spent	(28)

December 31, 2007	$150

Wood-Ridge/Berry’s Creek
The Wood-Ridge, New Jersey site (“Site”), and Berry’s Creek, which runs past this Site, are areas of environmental significance to the Company. The Site is the location of a former mercury processing plant acquired many years ago by a company later acquired by Morton International, Inc. (“Morton”). Morton and Velsicol Chemical Corporation (“Velsicol”) have been held jointly and severally liable for the cost of remediation of the Site. The New Jersey Department of Environmental Protection (“NJDEP”) issued the Record of Decision documenting the clean-up requirements for the manufacturing site in October 2006. The Company has submitted a work plan to implement the remediation, and will enter into an agreement or order to perform the work in the first half of 2008. The trust created by Velsicol will bear a portion of the cost of remediation, consistent with the bankruptcy trust agreement that established the trust. In addition, the Company is in discussions with approximately one dozen non-settling parties, including companies whose materials were processed at the manufacturing site, to resolve their share of the liability for a portion of the remediation costs. Our ultimate exposure at the Site will depend on clean-up costs and on the level of contribution from other parties.

With regard to Berry’s Creek, and the surrounding wetlands, the Environmental Protection Agency (“EPA”) has issued letters to over 150 PRPs for performance of a broad scope investigation of risks posed by contamination in Berry’s Creek. Performance of this study is expected to take at least six years to complete once begun. The PRPs have formed a representative group of over 100 PRPs, and are negotiating a scope of work for the study and an Administrative Order to perform the work through common technical resources and counsel. It is not yet known how many parties will ultimately sign the Administrative Order. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but investigation and cleanup costs, as well as potential resource damage assessments, could be very high and our share of these costs could possibly be material to the results of our operations, cash flows and consolidated financial position.
Other Environmental Expenditures
The laws and regulations under which we operate require significant expenditures for capital improvements, operation of environmental protection equipment, environmental compliance and remediation. Our major competitors are confronted by substantially similar environmental risks and regulations. Future developments and even more stringent environmental regulations may require us to make unforeseen additional environmental expenditures.
Capital spending for new environmental protection equipment was $59 million, $63 million and $42 million in 2007, 2006 and 2005, respectively. Spending for 2008 and 2009 is expected to approximate $53 million and $33 million, respectively. Capital expenditures in this category include projects whose primary purposes are pollution control and safety, as well as environmental projects intended primarily to improve operations or increase plant efficiency. Capital spending does not include the cost of environmental remediation of waste disposal sites.
The cost of managing, operating and maintaining current pollution abatement facilities was $159 million, $151 million and $153 million in 2007, 2006 and 2005, respectively, and was charged against each year’s earnings.
Climate Change
There is an increasing global focus on issues related to climate change and particularly on ways to limit and control the emission of greenhouse gases, which are believed to be associated with climate change. Some initiatives on these topics are already well along in Europe, Canada and other countries, and related legislation has passed or is being introduced in some U.S. states. In addition, the Supreme Court decision in Massachusetts v. EPA, holding that greenhouse gases, including carbon dioxide (CO2), are “air pollutants” subject to regulation by EPA, has increased the likelihood of federal regulatory or legislative action.
The Kyoto Protocol to the United Nations Framework Convention on Climate Change was adopted in 2005 in many countries. For instance, the European Union (EU) has a mandatory Emissions Trading Scheme to implement its objectives under the Kyoto Protocol. Four of our European locations currently exceed the threshold for participation in the EU Emissions Trading Scheme pursuant to the Kyoto Protocol and are currently implementing the requirements established by their respective countries. We are very much aware of the importance of these issues and the importance of addressing greenhouse gas emissions.
Due to the nature of our business, we have emissions of carbon dioxide (CO2) primarily from combustion sources, we also have some minor process by-product CO2 emissions. Our emissions of other greenhouse gases are infrequent and minimal as compared to CO2 emissions. We have therefore focused on ways to increase energy efficiency and curb increases in greenhouse gas emissions resulting from growth in production in addition to lowering the energy usage of existing operations. Although the general lack of specific legislation prevents any accurate estimates of the long-term impact on the Company, any legislation that limits CO2 emissions may create a potential restriction to business growth by capping consumption of traditional energy sources available to all consumers of energy, including Rohm and Haas. Capping consumption could result in: increased energy cost, additional capital investment to lower energy intensity and rationed usage with the need to purchase greenhouse gas emission credits. Our Manufacturing Council, comprised of facility plant managers, has a global effort underway to improve our energy efficiency at all of our locations through energy audits, sharing best practices and in some cases installation of more efficient equipment. We will continue to follow these climate change issues, work to improve the energy efficiencies of our operations, work to minimize any negative impacts on company operations and seek technological breakthroughs in energy supply and efficiency in both Company operations and product development.

Litigation
We are involved in various kinds of litigation, principally in the United States. We strive to resolve litigation where we can through negotiation and other alternative dispute resolution methods such as mediation. Otherwise, we vigorously prosecute or defend lawsuits in the courts.
Significant litigation is described in Note 26 to the Consolidated Financial Statements.
Acquisitions and Divestitures
Significant acquisitions and divestitures are discussed in Note 2 to the Consolidated Financial Statements.
Working Capital
For 2007, working capital decreased by 6 days as compared to 2006 due to a reduction in inventory partially offset by an increase in customer receivables. The reduction in days in inventories was primarily driven by our Salt business as a result of a more typical winter in comparison to unseasonably warm weather in the prior year. Sales in the Salt business as well as Rapidly Developing Economies were the primary reason for the increase in accounts receivable which were driven by higher year end sales in 2007 versus 2006.
Details about two major components of working capital at the end of 2007 and 2006 are summarized below:

(millions)	2007		2006

Inventories
Year-end balance	$1,024		$984
Annual turnover	6.4	x	6.5	x

Days cost of sales in ending inventory	54		62

Customer receivables, net
Year-end balance	$1,610		$1,316
Annual turnover	6.0	x	6.2	x

Days sales outstanding	60		58

Notes:

•	Days sales outstanding were calculated by dividing ending net customer receivables by daily sales for the fourth quarter.

•	Days cost of sales in ending inventory was calculated by dividing ending inventory by daily cost of sales for the fourth quarter.

•	For customer receivables, annual turnover figures are calculated by dividing annual sales by the average customer receivables balance.

•	For inventories, annual turnover figures are calculated by dividing cost of goods sold by the average inventory balance.
Asset Turnover equals sales divided by average year-end assets. Asset turnover was 0.9x in 2007, 0.9x in 2006 and 0.8x in 2005.

ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT YET ADOPTED
Non-controlling Interests
In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Non-controlling Interests in Consolidated Financial Statements,” which amends ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require 1) non-controlling interests held by non-parent parties be clearly identified and presented in the consolidated statement of financial position within equity, separate from the parent’s equity and 2) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly presented on the face of the consolidated statement of income. SFAS No. 160 also requires consistent reporting of any changes to the parent’s ownership while retaining a controlling financial interest, as well as specific guidelines over how to treat the deconsolidation of controlling interests and any applicable gains or losses. This statement will be effective for financial statements issued in 2009. We are currently assessing the impact to our Consolidated Financial Statements.
Business Combinations
In December 2007, the FASB issued SFAS No. 141R, “Business combinations” (“FAS 141R”), which replaces FAS 141. FAS 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We will be required to adopt FAS 141R on January 1, 2009. We are currently assessing the impact of FAS 141R on our Consolidated Financial Statements.
Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards
In November 2006 and in March 2007, the EITF met and issued EITF No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards,” in order to clarify the recognition of the income tax benefit received from dividends paid to employees holding equity-classified nonvested shares, equity-classified nonvested share units, or equity-classified nonvested share options charged to retained earnings. EITF No. 06-11 states that the income tax benefit received from dividends paid on equity-classified nonvested shares, equity-classified nonvested share units, or equity-classified nonvested share options should be charged to retained earnings, and should be recognized as an increase to additional paid-in capital. EITF No. 06-11 is to be applied prospectively to the income tax benefits on equity classified employee share-based payment awards that are declared in fiscal years beginning after September 15, 2007. We do not believe this will have a material impact to our Consolidated Financial Statements.
Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value in an attempt to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. We do not anticipate electing the SFAS 159 option for our existing financial assets and liabilities and therefore do not expect the adoption of SFAS 159 to have any impact on our Consolidated Financial Statements.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. For financial assets and liabilities, SFAS No. 157 is effective for us beginning January 1, 2008. In February 2008, the FASB deferred the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until January 1, 2009. We believe the impact will not require material modification of our fair value measurements and will be substantially limited to expanded disclosures in the notes to our Consolidated Financial Statements relating to those notes that currently have components measured at fair value. We will continue to assess the impact on our future financial statements.

Item 7A: Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk from changes in foreign currency exchange rates, interest rates and commodity prices since we denominate our business transactions in a variety of foreign currencies, finance our operations through long- and short-term borrowings, and purchase raw materials at market prices. As a result, future earnings, cash flows and fair values of assets and liabilities are subject to uncertainty. Our operating and financing plans include actions to reduce this uncertainty including, but not limited to, the use of derivative instruments.
We have established policies governing our use of derivative instruments. We do not use derivative instruments for trading or speculative purposes, nor are we a party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party risk by entering into derivative contracts only with major financial institutions of investment grade credit rating and by limiting the amount of exposure to each financial institution. The terms of certain derivative instruments contain a credit clause where each party has a right to settle at market if the other party is downgraded below investment grade. As of December 31, 2007, the fair market value of all derivative contracts in our Consolidated Balance Sheet was a net liability of $33 million pre-tax. All of these contracts were with investment grade financial institutions.
We enter into derivative contracts based on economic analysis of underlying exposures, anticipating that adverse impacts on future earnings, cash flows and fair values due to fluctuations in foreign currency exchange rates, interest rates and commodity prices will be offset by the proceeds from and changes in the fair value of the derivative instruments. Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings, cash flows and fair values, as this would not be cost effective.
Sensitivity analysis is used as a primary tool in evaluating the effects of changes in foreign currency exchange rates, interest rates and commodity prices on our business operations. The analyses quantify the impact of potential changes in these rates and prices on our earnings, cash flows and fair values of assets and liabilities during the forecast period, most commonly within a one-year period. The ranges of changes used for the purpose of this analysis reflect our view of changes that are reasonably possible over the forecast period. Fair values are the present value of projected future cash flows based on market rates and chosen prices.
Foreign Exchange Rate Risk
Our products are manufactured and sold in a number of locations around the world. We generate revenues and incur costs in a variety of European, Asian and Latin American currencies. Additionally, we finance operations outside of the United States in local currencies. Our diverse base of local currency costs, financings, and foreign exchange option, forward and swap contracts will partially counterbalance the impact of changing foreign currency exchange rates on revenues, earnings, cash flows and fair values of assets and liabilities. Nevertheless, when those anticipated transactions are realized, actual effects of changing foreign currency exchange rates could have a material impact on earnings and cash flows in future periods.
Short-term exposures to changing foreign exchange rates are primarily due to operating cash flows denominated in foreign currencies and transactions denominated in non-functional currencies. Our most significant foreign currency exposures are related to our operations in Germany, France, Italy, the Netherlands, the United Kingdom, Sweden, South Africa, Canada, Japan, Australia, Korea, Taiwan, Hong Kong, Singapore, China, the Philippines, Thailand and Brazil. Known and anticipated exposures are covered by using foreign exchange option, forward and swap contracts. We estimate that an instantaneous 10% depreciation in all the currencies of these countries from their levels against the dollar as of December 31, 2007, with all other variables held constant, would increase the fair value of foreign currency hedging contracts held at December 31, 2007 by $91 million; a 10% appreciation of these currencies would decrease the fair market value by $72 million. This estimate is based on market conditions as of December 31, 2007, without reflecting the effects of underlying anticipated transactions.`

Interest Rate Risk
We are exposed to changes in interest rates primarily due to our financing, investing and cash management activities, which include long- and short-term debt to maintain liquidity and fund business operations. A 50 basis point increase in interest rates would reduce the fair value of short- and long-term debt by $128 million, net of derivative contracts outstanding as of December 31, 2007. A 50 basis point decrease in interest rates will increase the fair value by $137 million. However, such changes in fair values would not have a material impact on our earnings per share or cash flows as the majority of our debt obligations at December 31, 2007 consisted of fixed rate instruments. A 50 basis point movement is equivalent to approximately 8% of the weighted average rate on our worldwide debt.
Commodity Price Risk
We purchase certain raw materials and energy sources such as natural gas, propylene, acetone, butanol and styrene under short- and long-term supply contracts. The purchase prices are generally determined based on prevailing market conditions. Changing raw material and energy prices have had material impacts on our earnings and cash flows in the past, and will likely continue to have significant impacts on earnings and cash flows in future periods. Commodity derivative instruments are used to reduce portions of commodity price risks. A 25% increase in the underlying commodity price would increase the fair value of commodity derivative instruments by $2 million. A 25% decrease in the underlying commodity price would decrease the fair value of commodity derivative instruments by $2 million.